Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Soligenix, Inc. on Form S-1 to be filed on or about November 5, 2012 of our report dated March 26, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Jenkintown, Pennsylvania
November 5, 2012